UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 11, 2008

Date of Report (Date of earliest event reported)

TRIBUNE COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8572	36-1880355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

435 North Michigan Avenue, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     312-222-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On May 11, 2008, Tribune Company, a Delaware corporation (“Tribune”), and Newsday, Inc., a New York corporation and a wholly-owned subsidiary of Tribune (“Newsday”), entered into a Formation Agreement (“Formation Agreement”) with CSC Holdings, Inc., a Delaware corporation (“CSC Holdings”), and NMG Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Cablevision (“Holdings”), to form a new limited liability company (“Newsday LLC”).  Under the terms of the Formation Agreement, Tribune, through Newsday and other subsidiaries, will contribute certain assets and related liabilities of the Newsday business (the “Newsday Media Group Assets”), and CSC Holdings will contribute newly issued Senior Notes of Cablevision Systems Corporation (“Cablevision”) with a fair market value of $650 million on the contribution date.

Also on the contribution date, Newsday LLC will borrow $650 million under a new secured credit facility, and Tribune will receive $630 million in cash from the proceeds of that financing (which includes the $18 million of prepaid rent, as described below).  CSC Holdings will also provide funds to Newsday LLC to pay certain transaction costs.

As a result of these transactions, CSC Holdings, through Holdings, will own approximately 97% and Tribune, through Newsday, will own approximately 3% of the equity in Newsday LLC.  CSC Holdings will have operational control of Newsday LLC.  The Newsday Media Group Assets were valued at $632 million in the transaction, and Tribune will also receive $18 million at closing as prepaid rent under certain leases of property used in the business, bringing the total transaction value to $650 million.

The debt securities contributed by CSC Holdings will have terms which mirror Cablevision’s 8% Senior Notes due 2012.  Bank of America has provided a firm financing commitment with respect to the $650 million of financing to be raised by Newsday LLC.  Under the commitment letter from Bank of America, borrowings by Newsday LLC will be guaranteed by CSC Holdings and secured by a lien on the assets of Newsday LLC, including the Cablevision Senior Notes contributed by CSC Holdings.  Newsday LLC will generally be prohibited from using the proceeds received from any repayment of the Cablevision Senior Notes contributed by CSC Holdings to acquire non-publicly traded notes or debt instruments of Cablevision or CSC Holdings, and Newsday LLC will be required under the financing agreements to maintain cash or cash equivalents or publicly traded notes or debt instruments of Cablevision or CSC Holdings with an aggregate principal amount that exceeds the then-outstanding borrowings by Newsday LLC.

Tribune and CSC Holdings will enter into a Tax Matters Agreement pursuant to which, among other things, CSC Holdings will agree that it will indemnify Tribune for certain taxes incurred by Tribune if, prior to January 1, 2018, Newsday LLC sells or otherwise disposes of the Newsday Media Group Assets contributed by Tribune or fails to maintain outstanding indebtedness in specified minimum amounts over time (reducing to $335 million on January 1, 2018).

Tribune and CSC Holdings will also enter into a Tribune Indemnity Agreement pursuant to which, among other things, Tribune will agree to indemnify CSC Holdings with respect to any payments that CSC Holdings makes under its guarantee of the Newsday LLC financing.  To the extent that Tribune makes any indemnification payments to CSC Holdings under the Tribune Indemnity Agreement, Tribune will be subrogated to all rights of CSC Holdings against Newsday LLC in respect of such indemnification payments.

At any time after the tenth anniversary of the closing of the transaction and prior to the thirteenth anniversary of the closing, CSC Holdings will have the right to purchase Newsday’s entire interest in Newsday LLC.  At any time after the thirteenth anniversary of the closing and on or prior to the date that is six months after such anniversary, Tribune will have the right to require CSC Holdings to purchase Newsday’s entire interest in Newsday LLC.  In either case, the purchase price will be the fair market value of the interest.

Consummation of the transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Tribune and Newsday have made customary representations, warranties and covenants in the Formation Agreement, including among others, covenants not to solicit proposals relating to alternative business combination transactions and not to enter into discussions concerning or provide information in connection with an alternative business combination transaction.

The foregoing summary of the Formation Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Formation Agreement attached as Exhibit 99.1, which is incorporated herein by reference.  The Formation Agreement has been attached to provide investors with information regarding its terms.  It is not intended to be a source of factual, business or operational information about Tribune.  Moreover, certain representations and warranties in the Formation Agreement are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Formation Agreement.  While we do not believe that they contain information securities laws require us to publicly disclose, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Formation Agreement.  Accordingly you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Formation Agreement, dated as of May 11, 2008, by and among Tribune Company, Newsday, Inc., CSC Holdings, Inc. and NMG Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIBUNE COMPANY
(Registrant)

Dated: May 15, 2008	By:	/s/ David P. Eldersveld
		Name:	David P. Eldersveld
		Title:	Vice President/Deputy General Counsel and Secretary